Exhibit 10.3

GENTIVA HEALTH SERVICES, INC.

STOCK & DEFERRED COMPENSATION PLAN

FOR NON-EMPLOYEE DIRECTORS

(As Amended and Restated as of December 31, 2007

To Comply With Code Section 409A)

SECTION 1. INTRODUCTION.

The Gentiva Health Services, Inc. Stock & Deferred Compensation Plan for Non-Employee Directors (the “Plan”) provides for the deferral of a portion of the annual retainer fees payable to non-employee directors of Gentiva Health Services, Inc. into Units which are deemed invested in Shares. The Plan is intended to encourage qualified individuals to accept nominations as directors of Gentiva Health Services, Inc. and to strengthen the mutuality of interest between the non-employee directors and Gentiva Health Services, Inc.’s other shareholders.

SECTION 2. DEFINITIONS.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a)	“Annual Shareholders Meeting” means the annual general meeting of the Company’s shareholders.

(b)	“Board” means the Board of Directors of the Company.

(c)	“Calculation Date” means the date as of which the number of Units to be credited to an Account is to be calculated. Generally, the Calculation Dates shall be March 1, June 1, September 1 and December 1; PROVIDED, HOWEVER, that if a person shall become a Director other than at an Annual Shareholders Meeting, the first Calculation Date applicable to such Director shall be the Director’s first day of service.

(d)	“Code” means the Internal Revenue Code of 1986, as amended from time to time. References to any provision of the Code shall be deemed to include successor provisions thereto and regulations thereunder.

(e)	“Company” means Gentiva Health Services, Inc., a corporation organized under the laws of Delaware, or any successor corporation.

(f)	“Director” means a member of the Board who is not employed by the Company or any of its subsidiaries.

(g)	“Plan” means this Stock & Deferred Compensation Plan for Non-Employee Directors.

(h)	“Plan Benefits” means the benefits described in Section 6 hereof.

(i)	“Plan Year” means a period of approximately twelve months beginning on the date of the Annual Shareholders Meeting for a year and ending on the day immediately preceding the Annual Shareholders Meeting in the following year.

(j)	“Separation from Service” means a good-faith and complete termination of the contractual relationship under which services are performed for the Company and all of its subsidiaries. Whether a Separation from Service has occurred will be determined in accordance with the guidance issued under Code section 409A.

(k)	“Shares” means Common Stock, $0.10 par value per share, of the Company.

(l)	“Specified Employee” means a Director who, as of the date of the Director’s Separation from Service, is a specified employee of the Company and its affiliates as determined under the Specified Employee Determination Policy established by the Company and maintained in accordance with the guidance issued under Code section 409A.

(m)	“Unit” means a contractual right, denominated in Shares, to receive Shares of the Company, as described in this Plan.

SECTION 3. ADMINISTRATION.

The Plan shall be administered by the Board. The Board shall have full authority to construe and interpret the Plan, and any action of the Board with respect to the Plan shall be final, conclusive, and binding on all persons. Subject to adjustment as provided in Section 7(g) hereof, the total number of Shares reserved for issuance under the Plan shall be 300,000.

SECTION 4. ANNUAL RETAINER DEFERRED INTO UNITS.

(a) GENERAL. The portion of each Director’s annual retainer fee to be deferred into Units for a Plan Year shall be $55,000.

(b) CALCULATING THE NUMBER OF UNITS. The number of Units to be deferred and credited to a Director’s Account as of any Calculation Date shall be $13,750 (or in the case of a person who becomes a Director other than at an Annual Shareholders Meeting, a pro-rated amount based on the number of days in the calculation period the person will be a Director) divided by the average closing price of Shares on the principal stock exchange or stock market on which the Shares may be listed or admitted to trading for the ten trading days immediately preceding the Calculation Date, and the resulting quotient shall be rounded to the nearest whole Unit.

SECTION 5. UNIT ACCOUNTS.

The Company shall maintain a Unit account (an “Account”) for each Director. Units will be credited to each such Account as follows:

(a) CREDITING OF UNITS. Units shall be credited as of the Calculation Date.

(b) DIVIDEND EQUIVALENTS. If any dividends are payable on Shares, dividend equivalents, equal to the dividend that would have been payable on the Units credited to a Director’s Account as if such Units had constituted Shares, shall be paid to the Director in cash at the same time the corresponding dividends are paid on Shares.

SECTION 6. PLAN BENEFITS.

(a) FORM. The Plan Benefit of a Director shall consist of Shares equal in number to the Units in the Director’s Account. Any fractional Unit shall be paid in cash.

(b) DISTRIBUTION.

(i) The Plan Benefit of a Director shall be distributed: (A) in a single lump sum as soon as administratively practicable following the Director’s Separation from Service, but in no event more than ninety (90) days following such Separation from Service, (B) in a single lump sum on a specific date up to one year after the Director’s Separation from Service as designated by the Director (e.g., six months following Separation from Service), or (C) with respect to Units credited prior to January 1, 2004 only, in annual installments, as designated by the Director up to a maximum of three (3), commencing as soon as administratively practicable following the Director’s Separation from Service, but in no event more than 90 days following the Director’s Separation from Service.

(ii) Each Director may elect the time of distribution in accordance with subsection (i), and such election must be made in the form designated by the Company from time to time and must be made within thirty (30) days after the Director first becomes eligible to participate in the Plan; provided the Director was not previously eligible to participate in any nonqualified deferred compensation account balance plan maintained by the Company or any of its subsidiaries. If a Director was previously eligible to participate in any such account balance plan or in the absence of a timely distribution election by a Director hereunder, the Director shall be deemed to have elected to have his or her Plan Benefit distributed in a single lump sum at the time of his or her Separation from Service. Except as otherwise provided this Section 6(b)(ii) or in Section 6(b)(iv), a Director’s election, whether actual or deemed, shall be irrevocable once filed with the Company or, if earlier, upon the expiration of the thirty (30)-day period; PROVIDED, HOWEVER, that: (A) with respect to Units credited before January 1, 2005, a Director may file a new election as to the time of distribution if such election is filed at least one year in advance of the Director’s Separation from Service; and (B) with respect to Units credited after December 31, 2004, a Director may file a new election as to the time and form of distribution in accordance with procedures to be prescribed by the Company from time to time only if the following conditions are satisfied: (I) the new election is not effective until the one (1)-year anniversary of the election, (II) the new distribution is deferred for a period of not less than five (5) years from the date the distribution would otherwise have commenced, and (III) the new election is made at least twelve (12) months before the date the distribution was previously scheduled to commence. For purposes of Code section 409A(a)(4)(C), any installment payments shall be treated as a single payment.

(iii) In the case of the death of a Director, the Director’s Plan Benefit shall be distributed after the Director’s death to the Director’s beneficiary or beneficiaries, as specified by the Director on a form furnished by and filed with the Secretary of the Company. If no beneficiary has been designated by the Director or if no beneficiary survives the Director, the undistributed balance of his or her Plan Benefit shall be distributed to the Director’s surviving spouse as beneficiary if such spouse is still living or, if not living, in equal shares to the then living children of the Director as beneficiaries or, if none, to the Director’s estate as beneficiary. The Director’s Plan Benefit shall be distributed in accordance with this Section 6(b)(iii) in a single lump sum as soon as administratively practicable following the Director’s death, but in no event more than ninety (90) days following the date of the Director’s death.

(iv) Notwithstanding Section 6(b)(ii), with respect to the portion of the Plan that includes only Units credited after December 31, 2004, the Company may provide the Directors with an opportunity to make new distribution elections during a designated period ending on or before December 31, 2007 and in accordance with procedures to be prescribed by the Company; provided that, to the extent a new distribution election under this Plan would result in either: (A) a deferral to a later calendar year of an amount that would otherwise have been payable in 2007, or (B) an acceleration into 2007 of an amount that would otherwise have been payable in a later calendar year, the distribution election in effect under the Plan immediately prior to the new distribution election shall apply to any such amounts.

(v) Notwithstanding anything herein to the contrary, any payments to a Specified Employee on account of his or her Separation from Service may not commence any earlier than 6 months from the date of the Separation from Service.

SECTION 7. GENERAL.

(a) NONTRANSFERABILITY. Except as provided in Section 6(b)(iii), no payment of any Plan Benefit of a Director shall be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily or involuntarily or by operation of law. Any act in violation of this subsection shall be void.

(b) COMPLIANCE WITH LEGAL AND TRADING REQUIREMENTS. The Plan shall be subject to all applicable laws, rules and regulations, including, but not limited to, federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required. No provision of the Plan shall be interpreted or construed to obligate the Company to register any Shares under federal or state securities laws. The transfer by a Director of Shares distributed pursuant to the Plan will be subject to such restrictions as the Company deems necessary or desirable in connection with federal or state securities laws, and Share certificates will bear a legend setting forth any such restriction. With respect to the portion of the Plan which includes only Units credited before January 1, 2005, such portion of the Plan is intended to be excepted from Code section 409A and the terms of the Plan shall be interpreted consistent therewith. With respect to the portion of the Plan which includes only Units credited after December 31, 2004, such portion of the Plan is intended to comply with the requirements imposed by Code section 409A (and the applicable guidance issued thereunder) and the terms of the Plan shall be interpreted consistent therewith.

(c) TAXES. The Company is authorized to withhold from any payment made under this Plan any amounts of withholding and other taxes due in connection therewith, and to take such other action as the Company may deem advisable to enable the Company and a Director to satisfy obligations for the payment of any withholding taxes and other tax obligations relating thereto.

(d) AMENDMENT.

(i) Except as otherwise provided in this Section 7(d), the Board may amend, alter, suspend, discontinue, or terminate the Plan (including, without limitation, amending the dollar amount set forth in Section 4(a) hereof) without the consent of shareholders of the Company or individual Directors; PROVIDED, HOWEVER, that, without the consent of an affected Director, no amendment, alteration, suspension, discontinuation, or termination of the Plan may materially impair the rights or, in any other manner, materially and adversely affect the rights of such Director hereunder.

(ii) With respect to the portion of the Plan that includes only Units credited before January 1, 2005, such portion is intended to be excepted from the requirements of Code section 409A, which would require that such portion not be materially modified on or after October 3, 2004. The Board may amend such portion of the Plan in accordance with Section 7(d)(i); provided that the Board may not amend such portion to cause a material modification for purposes of Code section 409A, except to the extent the Board expressly provides that the amendment is intended to cause a material modification.

(iii) If the Plan is terminated, the Directors’ Plan Benefits shall be distributed in a single lump sum, to the extent permitted in accordance with the guidance issued under Code section 409A, as soon as practicable, but in no event later than ninety (90) days following the termination of the Plan. If, following the Plan’s termination, the Plan Benefits cannot be distributed in accordance with the guidance issued under Code section 409A, the Plan Benefits shall be retained and distributed to the Directors in accordance with Section 6 of the Plan.

(e) UNFUNDED STATUS OF AWARDS. This Plan is intended to constitute an “unfunded” plan of deferred compensation. With respect to any payments not yet made to a Director, nothing contained in the Plan shall give any such Director any rights that are greater than those of a general creditor of the Company; PROVIDED, HOWEVER, that the Company may authorize the creation of trusts or make other arrangements to meet the Company’s obligations under the Plan to deliver cash, or other property pursuant to any award, which trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Company otherwise determines with the consent of each affected Director.

(f) NONEXCLUSIVITY OF THE PLAN. The adoption of the Plan by the Board shall not be construed as creating any limitations on the power of the Board to adopt such other compensation arrangements as it may deem desirable, including, without limitation, the granting of options on Shares and other awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

(g) ADJUSTMENTS. In the event that subsequent to the Effective Date any dividend in Shares, recapitalization, Share split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other such change, affects the Shares such that they are increased or decreased or changed into or exchanged for a different number or kind of Shares, other securities of the Company or of another corporation or other consideration, then in order to maintain the proportionate interest of the Directors and preserve the value of the Directors’ Units and to maintain the value of the Plan, there shall automatically be substituted (i) for each Unit a new unit and (ii) for the number of Shares set forth in Section 3 above a number of Shares or other consideration, in the case of (i) and (ii) above, representing the number and kind of Shares, other securities or other consideration into which each outstanding Share shall be changed or for which each such Share shall be exchanged. The substituted units shall be subject to the same terms and conditions as the original Units.

(h) NO RIGHT TO REMAIN ON THE BOARD. Neither the Plan nor the crediting of Units under the Plan shall be deemed to give any individual a right to remain a director of the Company or create any obligation on the part of the Board to nominate any Director for reelection by the shareholders of the Company.

(i) GOVERNING LAW. The validity, construction, and effect of the Plan shall be determined in accordance with the laws of the State of New York, without giving effect to principles of conflict of laws thereof,

(j) EFFECTIVE DATE. The Plan shall become effective, as amended and restated, on December 31, 2007 (the “Effective Date”).

(k) TITLES AND HEADINGS. The titles and headings of the Sections in the Plan are for convenience of reference only. In the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.